 Date Filed: January 17, 2002 SEC File No. : 333-60960
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549
FORM SB-2
POST EFFECTIVE AMENDMENT #1
Registration Statement Under the Securities Act of 1933

TRANSMERIDIAN EXPLORATION, INC.
(Exact Name of Issuer as Specified in Its Charter)

               Delaware                                  1311                                 76-0644935
State of Incorporation                  Primary Standard Industrial             I.R.S. Employer
                                        Classification Code Number              Identification Number

11811 North Freeway, Suite 500, Houston, Texas 77060
(Address and Telephone Number of Issuer's Principal Offices and Place of Business)

Bruce Falkenstein, Vice President
11811 North Freeway, Suite 500, Houston, Texas 77060
(281) 591-4777
(Name, Address and Telephone Number of Agent for Service)

Copies of correspondence to:

Steven B. Holmes, Esq.
Carter Holmes pllc
4311 Oak Lawn Avenue
Suite 600
Dallas, Texas 75219
(214) 765-6003

Approximate date of proposed sale to the public: As soon as this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the box. 

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        We have arranged for a $50 million bank financing with the Turan Alem Bank and therefore have no immediate need for proceeds from the sale of stock offered herein.

        This registration statement registered 8,809,500 for our company in the primary registration. We have completed the sale of 553,700 shares of our common stock at a price of $2.00 per share for a total proceeds of $1,107,400. These sales were made to 10 individuals or companies. The proceeds generated from the sale of our stock will be used in our drilling program and for general working capital purposes.

        We have decided to close the primary portion of our offering pursuant to this registration statement and are, therefore, canceling the registration of the remaining 8,255,800 shares originally registered by our company by this registration statement. However, the secondary registration of shares to be sold by our shareholders remains in full force and effect.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the following persons in the capacities and on the 11th Day of January, 2002

Transmeridian Exploration, Inc.

By: /s/ Lorrie T. Olivier

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Lorrie T. Olivier, President, Chief Executive Officer and Director

by: /s/ Peter Holstein

__________

Peter Holstein, Director

by:/s/ Jim Tucker

__________

Jim Tucker, Vice President Finance

by:/s/ Bruce Falkenstein

__________

Bruce Falkenstein, Assistant Secretary

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